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                                                                Exhibit 3.1


                                STATE OF ARIZONA
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        ORTHOPAEDIC BIOSYSTEMS LTD., INC.


         Pursuant to the provisions of Arizona Revised Statutes, Section 10-1003 and Section 10-1007, the undersigned corporation, pursuant to a resolution duly adopted by its Board of Directors and adopted by the shareholders of the corporation in the manner prescribed by law, hereby adopts the amended and restated articles of incorporation as follows:

         FIRST: The name of the corporation is Orthopaedic Biosystems Ltd., Inc.

         SECOND: The purposes for which the corporation is organized include the transaction of any or all lawful business for which corporations may be incorporated under Chapter 1 of Title 10, Arizona Revised Statutes, at any time. The character of business which the corporation initially intends actually to conduct in the State of Arizona is the manufacture, distribution and sale of medical products consisting primarily of orthopaedic fixation and implant devices.

         THIRD: The aggregate number of shares that the Corporation shall have authority to issue is 25,000,000 shares, of which 20,000,000 shares shall be Common Stock, no par value, and 5,000,000 shares shall be Preferred Stock, no par value.

         On the effective date of these Amended and Restated Articles of Incorporation (the "Effective Date"), the Common Stock of the corporation will be split on a two-for-three basis so that each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reconstituted as two-thirds of a share of Common Stock (the "Reverse Split"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Common Stock (the "Old Common Stock") shall be entitled to receive upon surrender of such certificates a certificate or certificates representing the number of shares of Common Stock (the "New Common Stock") into which and for which the shares of the Old Common Stock are split under the terms hereof. From and after the Effective Date, Old Common Stock certificates shall represent only the right to receive New Common Stock certificates. No fractional shares shall be issued by the Corporation as a result of the Reverse Split. In lieu thereof, each shareholder whose shares of Common Stock are not evenly divisible will receive one additional share of Common Stock for the fractional share that such shareholder would otherwise be entitled to as a result of the Reverse Split.

         Until automatic conversion simultaneously with the payment to the Corporation of the purchase price of the Corporation's Common Shares sold by the Corporation in its first underwritten public offering, made pursuant to a registration statement filed on Form S-1 (or on such other form for which the Corporation and the offering qualify), all Preferred Stock is designated Class A


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Convertible Preferred Stock, the rights, preferences, restrictions and other matters relating to which are as follows:


         1. Dividends. There are no dividends (cumulative or non-cumulative) on Class A Convertible Preferred Stock, however, Class A Convertible Preferred Stock shall be entitled to all dividends declared on Common Stock on an as-converted basis, as if the Class A Convertible Preferred Stock had been converted into Common Stock.

         2. Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Class A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $2.00 for each outstanding share of Class A Convertible Preferred Stock before any payment shall be made on any assets distributed to the holders of Common Stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Class A Convertible Preferred Stock in proportion to the amount of such stock owned by each such holder.

                  (b) Upon the completion of the distribution required by Subparagraph (a) of this Section 2, if assets remain in this Corporation, the holders of the Common Stock of this Corporation shall next receive an amount equal to $1.50 per Share before any further payment be made on any assets distributed to the holders of the Class A Convertible Preferred Stock.

                  (c) After the distributions described in Subparagraphs (1) and
(b) above have been paid, the remaining assets of the Corporation available for distribution to Shareholders shall be distributed among the holders of Class A Convertible Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Class A Convertible Preferred Stock).

                  (d) The liquidation preferences set forth in this Section 2 shall cease to apply if the Corporation (i) sells additional equity securities in a private financing or financings in the aggregate amount of $3,000,000 or more, or (ii) receives payment of the purchase price for the Corporation's Common Stock sold by the Corporation in its first underwritten public offering ("IPO"), as defined more completely in Section 3 of this Article Third, whichever shall first occur.

         3. Automatic Conversion Upon Public Offering. Each share (or warrant to purchase shares) of Class A Convertible Preferred Stock shall convert, automatically and without any action on the part of the holder thereof, into that number of fully paid and non-assessable Common Shares

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(or warrants to purchase Common Shares) for each share (or warrant to purchase shares) of Class A Convertible Preferred Stock as determined in accordance with
Section 5 below, simultaneously with the payment to the Corporation of the purchase price of the Corporation's Common Shares sold by the Corporation in its first underwritten public offering, made pursuant to a registration statement filed on Form S-1 (or on such other form for which the Corporation and the offering qualify) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Corporation shall provide prior written notice to each holder of Class A Convertible Preferred Stock of its intention to undertake a public offering of its Common Stock. Such notice shall include a statement notifying the holder thereof of the automatic conversion of the Class A Convertible Preferred Stock upon consummation of the public offering. The Corporation may require that the holder of Class A Convertible Preferred Stock surrender the certificates evidencing such holder's Class A Convertible Preferred Stock prior to delivery to the holder of certificates evidencing the Common Shares issued upon the foregoing automatic conversion. Notwithstanding the foregoing, no automatic conversion shall occur unless (i) the Corporation sells $10,000,000 or more of its Common Stock at a price of $4.00 or more per share in the IPO described above, or (ii) more than 50% of the Class A Convertible Preferred stock is converted into Common Stock in accordance with the optional conversion rights conferred under Section 4 of this Article Third.

         4. Conversion at Option of Holders. Holders of Class A Convertible Preferred Stock may, at their option, upon surrender of the certificates therefor, convert any or all of their shares of Class A Convertible Preferred Stock into fully paid and non-assessable Common Shares at any time after issuance thereof. Each share of Class A Convertible Preferred Stock shall be convertible at the office of the Corporation or the office of any transfer agent designated by the Corporation into that number of fully paid and non-assessable Common Shares (calculated as to each conversion to the nearest 1/100th of a share) as shall be equal to the number obtained by dividing the Issuance Price (as hereinafter defined) per share of Class A Convertible Preferred Stock by the Conversion Price computed as hereinafter set forth (the "Conversion Price") in effect of the Class A Convertible Preferred Stock. The "Issuance Price" for the Class A Convertible Preferred Stock is $2.00 per share and the initial Conversion Price of the Class A Convertible Preferred Stock is $2.00. The Conversion Price is subject to adjustment from time to time as provided in
Section 5 hereof.

         No fractional Common Shares shall be issued upon conversion of the Class A Convertible Preferred Stock, but, in lieu of any fraction of Common Shares which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of (a) the fair market value of one common share on such day as determined in good faith by the Board of Directors of the Corporation, and (b) such fraction of one share.

         A number of authorized but unissued Common Shares sufficient to provide for the conversion of the Class A Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of Common Shares into which each share of the Class A

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Convertible Preferred Stock shall be convertible as herein provided, the
Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of Common Shares authorized and reserved, free from preemptive rights, for conversion of the outstanding Class A Convertible Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of Common Shares upon conversion of the Class A Convertible Preferred Stock and shall use its best efforts to list such shares on each national securities exchange on which the Common Shares are listed or to have such shares admitted for quotation on the NASDAQ National Market System if the Common Shares are admitted for quotation thereon.

         5. Adjustments to Conversion Price. Notwithstanding anything in this
Section 5 to the contrary, no change in the Conversion Price shall be made until the cumulative effect of the adjustments called for by this Section 5, since the date of the last change in the Conversion Price, would change the Conversion Price by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Price shall be changed to reflect all adjustments called for by this Section 5 and not previously made. Subject to the foregoing, the Conversion Price shall be adjusted from time to time as follows:

                  (a) In the event of any consolidation of merger of the Corporation with any other corporation (other than a wholly owned subsidiary of the Corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any share exchange pursuant to which all of the outstanding Common Shares are converted into other securities or property, the Corporation shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Class A Convertible Preferred Stock then outstanding shall have the right thereafter to convert such shares of Class A Convertible Preferred Stock in the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of Common Shares is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Class A Convertible Preferred Stock the right to elect the securities, cash or other assets into which the Class A Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Shares (including without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

                  (b) In the event that the Corporation shall (i) pay a dividend or make a distribution on its Common Shares in shares of its capital stock, (ii) subdivide its outstanding Common Shares into a greater number of shares, (iii) combine the outstanding Common Shares into a smaller number of shares, or (iv) issue by reclassification of its Common Shares any shares of its capital stock, then in each such case the Conversion Price in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Class

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         A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of such event had such Class A Convertible Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action). An adjustment pursuant to this Subparagraph (b) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (c) In the event that the Corporation shall at any time or from time to time prior to April 30, 1999 (i) issue or sell any of its Common Shares, or any security convertible into Common Shares, including the sale by the Corporation of any Common Shares in an underwritten public offering described in Section 3 above, or (ii) issue or sell any right or option to purchase Common Shares or any security convertible into Common Shares, for a consideration per share less than the Conversion Price for any of the Class A Convertible Preferred Stock in effect immediately prior to the time of such issuance or sale, then, forthwith upon such issuance or sale, the Conversion Price for the Class A Convertible Preferred Stock shall be reduced to the price at which such Common Shares are being issued or sold by the Corporation or the price at which such other securities are exercisable or convertible into Common Shares of the Corporation. Upon each adjustment of the Conversion Price, the holder of Class A Convertible Preferred Stock shall thereafter, or, in the event of an automatic conversion pursuant to Section 3, prior to such conversion, be entitled to acquire, at the Conversion Price resulting from such adjustment, the number of shares obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares such holder may acquire pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment. Notwithstanding the foregoing, the conversion of any declared and unpaid dividends on the Class A Convertible Preferred Stock shall be governed by the terms set forth in
         Section 5 hereof. This subparagraph (c) shall be of no force and effect with respect to any transaction that takes place after April 30, 1999.

                  (d) All calculations hereunder shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                  (e) In the event that at any time, as a result of an adjustment made pursuant to subparagraph (a) or (b) above, the holder of any Class A Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash or assets other than Common Shares, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to he Common Shares contained in Subparagraphs (a) through (d) above.

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      Except as otherwise provided above in this Section 5, no adjustment in the
Conversion Price shall be made for share distributions or dividends theretofore declared and paid or payable on the Common Shares of the Corporation.

      The anti-dilution provisions of this Section 5 may be waived or modified by the affirmative vote of the holders (acting together as a class) of all of the then-outstanding shares of Class A Convertible Preferred Stock, provided, however, that such holders may not modify the provisions of this Section 5 in any manner that would adversely affect the Corporation, without the written consent of the Corporation.

      Whenever the Corporation shall propose to take any of the actions specified in Subparagraphs (a), (b) or (c) of the first paragraph of this
Section 5 which would result in any adjustment in the Conversion Price, the Corporation shall cause a notice to be mailed at least thirty (30) days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action to the holders of record of the outstanding Class A Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Shares shall participate in any such actions or be entitled to exchange their Common Shares for securities or other property, as the case may be. Failure by the Corporation to give such notice or any defect in such notice shall not affect the validity of the transaction.

      Upon any adjustment of the Conversion Price of the Class A Convertible Preferred Stock, the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Class A Convertible Preferred Stock, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of the Class A Convertible Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

      6. Voting Rights. The holders of Class A Convertible Preferred Stock shall be entitled to notice of and to attend all meetings of shareholders of the Corporation and shall be entitled to vote together with the holders of Common Shares, voting as a single class, on all matters presented to the Corporation's shareholders for approval. The holders of Class A Convertible Preferred Stock shall be entitled to the number of votes for each share of Class A Convertible Preferred Stock held equal to the number of shares of Common Stock into which such share of Class A Convertible Preferred Stock is then convertible as determined in accordance with Section 5. The holders of the Class A Convertible Preferred Stock shall only be entitled to vote as a class or as a distinct voting group when such rights are mandated by the Arizona Business Corporation act or as specifically provided herein.

      Following automatic conversion of the Preferred Stock simultaneously with the payment to the Corporation of the purchase price of the Corporation's Common Shares sold by the Corporation in its first underwritten public offering, made pursuant to a registration statement filed on Form S-1


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(or on such other form for which the Corporation and the offering qualify), the rights, preferences, restrictions and other matters relating to the Preferred Stock are as follows:

      (a) The shares of Preferred Stock may be issued from time to time in one or more series, each of which series may have voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions, as shall be stated and expressed in the resolution or resolutions adopted providing for the issuance of such Preferred Stock of each such series adopted by the Board of Directors of the Corporation, and authority to adopt such resolutions stating and expressing any or all of the foregoing be and hereby is expressly vested in the Board of Directors of the Corporation.

      (b) In particular and without limitation of the foregoing, the Board of Directors may establish, designate and fix the following with respect to each such series of Preferred Stock: the voting rights, if any, of the stock of any such series which may, without limiting the generality of the foregoing, include: (i) the right to more or less than one vote per share on any or all matters voted upon by the stockholders; and (ii) the right to vote, as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation; (iii) the dividend rights, if any, of holders of stock of each such series; (iv) the terms on which stock of each such series may be redeemed, if the stock of such series is to be redeemable; (v) the rights of holders of stock of each such series upon dissolution or any distribution of assets; (vi) the terms or amounts of the sinking fund, if any, to be provided for the purchase or redemption of stock of each such series; (vii) the terms upon which the stock of each such series may be converted into or exchanged for stock of any other class or classes or any one or more series of Preferred Stock, if the stock of such series is to be convertible or exchangeable; and (viii) such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be desired to be so fixed.

      (c) The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the then-outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

      FOURTH: The name and address of the statutory agent of the corporation is General Investment Company, 400 E. Van Buren, One Arizona Center, 19th Floor, Phoenix, AZ 85004. The address of the place of business of the corporation is 15990 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.


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      FIFTH: The directors, other than those who may be elected by the holders of any series of Preferred Stock then outstanding, shall be divided into three classes effective upon the filing hereof, with the term of the first class to expire at the 1999 annual meeting of stockholders, the term of office of the second class to expire at the 2000 annual meeting of stockholders and the term of office of the third class to expire at the 2001 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

      1. Removal of Directors. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), and subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time but only for cause by the affirmative vote of the holders of a majority of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

      2. Current Board of Directors. The number of directors constituting the current Board of Directors of the Corporation shall not be less than five (5) nor more than ten (10). The names and addresses of the persons who are the current directors until their successors be elected and qualified are:

Name                                    Address
----                                    -------

                                   CLASS III

Steven P. Davis                         264 Cedar Lane
                                        Glencoe, IL  60022

D. Ronald Yagoda                        10040 East Happy Valley Road, #917
                                        Scottsdale, AZ 85255

Kerry Zang, D.P.M.                      Footcare Physicians
                                        736 N. Country Club
                                        Mesa, AZ  85201

                                   CLASS II

Michael D. Greenbaum                    5315 Paradise Canyon Road
                                        Paradise Valley, AZ 85253


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Robert F. Lusch                         2433 Smoking Oak Road
                                        Norman, OK  73072

Richard Previte                         Advanced Micro Devices
                                        Mail Stop 54, P.O. Box 3453
                                        Sunnyvale, CA  94088-3453

                                    CLASS I

Leslie S. Matthews                      Department of Orthopaedics
                                        Union Memorial Hospital
                                        3333 N. Calvert Street, #400
                                        Baltimore, MD 21218

Gary Peterson                           Baton Development, Inc.
                                        10040 E. Happy Valley Road, Lot 37
                                        Scottsdale, AZ 85255

      SEVENTH: The Corporation may create and issue rights or options (without limitation) to directors, officers, or employees or the Corporation or of any affiliate thereof, entitling the holders thereof to purchase from the Corporation shares of any class or classes, and no shareholder approval or ratification thereof shall be required.

      EIGHTH: The Corporation shall have the right to purchase, directly or indirectly, its own shares to the extent of the unreserved and unrestricted earned and capital surplus available therefor.

      NINTH: The Board of Directors may, from time to time, distribute on a pro rata basis to its shareholders out of capital surplus of the Corporation a portion of its assets, in cash or property, and no shareholder authorization shall be required.

      TENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

      (a) any breach of the director's duty of loyalty to the Corporation or its shareholders,

      (b) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law,

      (c) authorizing the unlawful payment of a dividend or other distribution on the Corporation's capital stock or the unlawful purchase of its capital stock,

      (d) any transaction from which the director derived an improper personal benefit, or


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      (e) a violation of Arizona Revised Statutes, Sections 10-860, 10-861 or
10-862.

      Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

      ELEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by Arizona Revised Statutes, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director of officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall include the right to receive from the Corporation advances in respect of the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to any written undertaking to repay such advances that may be required by Arizona Revised Statutes.

      1. Additional Rights to Indemnification. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Article to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation, the Bylaws, any statute agreement, vote of stockholders or disinterested directors, or otherwise.

      2. Repeal. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this Article with respect to any acts or omissions occurring prior to such repeal or modification.

      3. Insurance. The Corporation shall have the power to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Arizona Revised Statutes.

      TWELFTH: The Corporation elects not to be subject to the control share acquisition provisions set forth in Arizona Revised Statutes, Section 10-2721.


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      The amended and restated articles of incorporation set forth above correctly set forth the provisions of the articles of incorporation as heretofore amended and as amended hereby, and supersedes the original articles of incorporation and all amendments thereto.

      Dated: July __, 1998.

                                          ORTHOPAEDIC BIOSYSTEMS LTD., INC.


                                          By:___________________________________
                                                Chairman/Chief Executive Officer

ATTEST:


____________________________________
      Secretary


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